A. M. Castle & Co. 8-K

Exhibit 99.1

A. M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-

Analyst Contact

Chris Donovan or Chris Hodges

(312) 445-2870

Email: CAS@alpha-ir.com

Traded: NYSE (CAS)

A. M. CASTLE & CO. ANNOUNCES SETTLEMENT AGREEMENT WITH RAGING CAPITAL MANAGEMENT

OAK BROOK, IL, May 27, 2016 - A. M. Castle & Co. (NYSE: CAS) (the “Company” or “Castle”), a global distributor of specialty metal and supply chain solutions, announced today that it has reached an agreement with Raging Capital Management, LLC (“Raging Capital”) on the composition of the Company’s Board of Directors (the “Board”) and matters relating to the 2016 annual meeting of shareholders.

Under the terms of the settlement agreement with Raging Capital, the Board has agreed to nominate Richard N. Burger and Michael Sheehan for election as Class III directors at the Company’s 2016 annual meeting of shareholders scheduled to be held on July 27, 2016 (the “2016 Annual Meeting”). The Board has also agreed to nominate Director Gary A. Masse for re-election as a Class III director at the 2016 Annual Meeting. Chairman Brian P. Anderson and Director Reuben S. Donnelley will not stand for re-election at the 2016 Annual Meeting; both will continue to serve until the 2016 Annual Meeting. The Board has agreed to appoint Gary Masse as Chairman, effective immediately. In connection with this agreement, Raging Capital has agreed to certain standstill, voting and support commitments.

President and CEO Steve Scheinkman commented, “The Management team is excited to begin to work with our new Board members who bring a wealth of experience in successful business transformation. We plan to draw on Michael’s experience in implementing dynamic sales and marketing strategies, as well as navigating the challenges of shifting end markets, just as he has at the Boston Globe. Similarly, we are looking forward to tapping Richard’s expertise in profitably growing market share in a fragmented end market, just as he did at Coleman Cable.”

Michael Sheehan Background

Mike Sheehan is the current Chief Executive Officer of Boston Globe Media Partners. Prior to joining the Globe in January 2014, he spent 20 years at Hill Holliday, where he served as Chairman, Chief Executive Officer, President, and Chief Creative Officer. During his tenure as President and CEO, Hill Holiday grew 85%. He has also served as Executive Vice President and Executive Creative Director for DDB Chicago, another large advertising agency.

Sheehan has served on the Board of Directors of BJ’s Wholesale Club where he chaired the Compensation Committee and was a member of the Governance Committee. He has also served on the Board of the American Association of Advertising Agencies, and has chaired the Board of Trustees of his alma mater, Saint Anselm College. He currently serves on the Boards of ChoiceStream, a leading programmatic advertising firm as well as the American Repertory Theater and Catholic Charities of the Archdiocese of Boston. He attended the United States Naval Academy and graduated from Saint Anselm College in 1982 with a B.A. in English.

Richard Burger Background

Richard Burger is the former Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Coleman Cable, Inc., which was a public company and leading provider of electrical wire and cable products in the United States and Canada. Burger spent 17 years at Coleman Cable, 13 of which were in the EVP/CFO position where he directed numerous acquisitions and led the Company’s accounting, finance, information technologies, human resources functions, and investor relations activities.

Prior to Coleman Cable, Burger was the President of Accounting Advantage, the President and CEO of Burns Aerospace, and a Vice President and Treasurer at Ferox Microsystems. His experience also includes accounting and financial roles at Fairchild Industries, Marriot Corporation and Price Waterhouse & Co. Burger received an MBA from the University of Baltimore and a Bachelor of Science with a Major in Accounting from Towson University.

More detailed information on the terms of the settlement agreement can be found in a Form 8-K filed with the Securities and Exchange Commission on May 27, 2016.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Cautionary Statements Regarding Forward-Looking Information

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” "should," or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including our ability to effectively manage our operational initiatives and refinancing activities, the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete the remaining steps in our deleveraging plan, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.